EXHIBIT 99.1

Contact:

Equus Total Return, Inc.
1-888-323-4533

EQUUS ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 24, 2025 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of September 30, 2025, of $26.5 million. Net asset value per share decreased to $1.90 as of September 30, 2025, from $2.51 as of June 30, 2025. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024
Net assets	$26,504	$34,111	$34,197	$29,510	$40,165
Shares outstanding	13,967	13,586	13,586	13,586	13,586
Net assets per share	$1.90	$2.51	$2.52	$2.17	$2.96

Net Asset Value Changes. The following were the principal contributors to changes in the net asset value of the Company in the third quarter of 2025:

•	Decrease in Fair Value of Holdings in General Enterprise Ventures. On February 10, 2025, the Company purchased from General Enterprise Ventures, Inc., a developer of fire suppression products (OTC Markets: GEVI), a 1-year senior convertible promissory note bearing interest at the rate of 10% per annum, in exchange for $1.5 million in cash (“GEVI Note”). Contemporaneously with the purchase of the GEVI Note, the Company also received a 5-year common stock purchase warrant to acquire an aggregate of 312,500 shares of GEVI common stock at an exercise price of $3.00 per share (“GEVI Warrant”). During the third quarter of 2025, the GEVI Note was converted by the Company into 664,041 shares of GEVI common stock. Also during the third quarter of 2025, the trading price of GEVI shares decreased from $11.70 per share to $5.89 per share. At September 30, 2025, the Company collectively valued the GEVI shares and GEVI Warrant at an aggregate of $5.2 million as compared to $10.6 million at June 30, 2025, a decrease of $5.4 million.

•	Reclassification of Investor Warrant as a Liability. On February 7, 2025, the Company issued a one-year senior convertible promissory note bearing interest at the rate of 10.0% per annum in exchange for $2.0 million in cash, and also issued two common stock purchase warrants (collectively, the “Warrants”) to acquire an aggregate of 1,999,999 shares of the Company’s common stock at an exercise price of $1.50 per share. During the nine months ended September 30, 2025, in accordance with applicable accounting rules, the Company determined the need to reclassify the Warrants as a liability instead of equity and, as a result, recorded a net carrying amount of $1.7 million associated with the Warrants, which liability contributed to a decrease in net assets of the Company.

•	Unchanged Fair Value of Morgan E&P. Morgan E&P, Inc. (“Morgan”) holds development rights to approximately 6,500 net acres in the Bakken/Three Forks formation in the Williston Basin of North Dakota. Although there was a decline in the forward curve for oil and natural gas from June 30, 2025 to September 30, 2025, these reductions were offset by other favorable events affecting Morgan, including (i) the hiring of two seasoned executives in Morgan with substantial oil & gas experience, and (ii) the securing by Morgan of a $3.0 million loan to facilitate work-over and near-term drilling activities. As a result, the fair value of the Company’s equity holding in Morgan as of September 30, 2025 remained unchanged at $12.35 million. The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of its equity investment in Morgan.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.